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                                                                     EXHIBIT 2.2

                               JAVA GROUP, INC.
                 Certificate of Designations, Preferences and
                Rights of Series A Convertible Preferred Stock

                        Pursuant to Section 151 of the
                       Delaware General Corporation Law

     The undersigned President and Secretary, respectively, of the Java Group, Inc., a Delaware corporation (the "Company"), certify that pursuant to the authority granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation of the Company, the Board of Directors has duly adopted the following resolutions creating a series of Preferred Stock of the Company designated as Series A Convertible Preferred Stock par value $.0001 per share:

     Resolved, that pursuant to authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Certificate of Incorporation of the Company, the Board of Directors hereby creates a series of the class of authorized Series A Convertible Preferred Stock, par value $.0001 per share (the "Series A Preferred Stock") of the Company, and hereby fixes the designations and amount thereof, and the voting powers and other rights of the shares of such series:

          1. Designation and Amount. The shares of Series A Preferred Stock shall be designated "Series A Convertible Preferred Stock, par value $.0001 per share." The number of shares of Series A Preferred Stock shall initially consist of 3,000,000. The number of authorized shares of Series A Preferred Stock may be reduced or increased by further resolution duly adopted by the Board of Directors of the Company and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction or increase has been so authorized.
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          2.   Conversion Rights.  (a) Each share of Series A Preferred Stock will be redeemed or converted on or before sixty months after closing at the option of Java Group, Inc. Java Group, Inc. shall make an allocation of the Purchase Price among the Assets within a reasonable period after the Closing Date and promptly notify Seller in writing thereof.

               Each share of Preferred Stock will, at the option of Java Group, Inc., be either (1) convertible into said number of Purchaser's common stock to equal a fair market value of $3,000,000 (plus any accrued and unpaid dividends) at the time of conversion based upon the average prices of such shares during the five trading days preceding the date of Java Group, Inc.'s election, or (2) be redeemed sixty (60) months after closing for cash in the amount of $2,500,000 plus any accrued and unpaid dividends. Java Group, Inc. may convert the Preferred Stock into shares of Common Stock of Java Group, Inc. at any time after the date of issue; however if not converted prior to sixty (60) months after closing, Java Group, Inc. will be obligated to redeem said shares.

               Should the Java Group, Inc. elect to convert the Preferred Stock to Common Stock, Java Group, Inc. will use its best efforts to ensure that it has sufficient amount of authorized Common Stock sufficient to accomplish the conversion.

               (a) The Company shall not be required to issue any fractional shares of Common Stock upon the conversion of Series A Preferred Stock. If more than one share of Series A Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares of Common Stock that shall be issued upon the conversion of Series A Preferred Stock shall be computed on the basis of the aggregate number of Series A Preferred Stock surrendered. If any interest in a fractional share of Common Stock would otherwise be deliverable upon the conversion of Series A Preferred Stock, the Company shall make adjustment for that fractional share interest by payment of an amount in cash equal to the same fraction of the market value at the time of a full share of Common Stock of the Company.

               (b) If the Company is recapitalized, is consolidated with or merged into any other corporation (whereby the Company shall not be the surviving corporation), or sells or conveys to any other corporation all or substantially all of its property as an entity, provision shall be made as part of the terms of the recapitalization, consolidation, merger, sale or conveyance so that the holders of Series A Preferred Stock may receive, in lieu of the Common Stock otherwise issuable to them upon conversion of Preferred Stock, at the same conversion ratio, the same kind and amount of securities or assets as may be distributable upon the recapitalization, consolidation, merger, sale or conveyance with respect to the Common Stock.

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               Resolved, that the statements contained in the foregoing
resolutions creating and designating the Series A Preferred Stock and fixing the number, powers and other rights and other distinguishing characteristics thereof shall, upon the filing of this Certificate by the office of the Secretary of State of the State of Delaware, be deemed to be included in and be a part of the Certificate of Incorporation of the Company pursuant to the provisions of Sections 104 and 101 of the general Corporation Law of the State of Delaware.

Signed and Attested to on March 31, 1998.


                                        /s/ Rob Gillingham
                                        -------------------------
                                        Rob Gillingham, President

Attest:


/s/ Ray Suutari
----------------------
Ray Suutari, Secretary